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                                                      Exhibit (11)

                        AMERICOLD CORPORATION

                     STATEMENT RE COMPUTATION OF
                         PER SHARE EARNINGS

                (In thousands, except per share data)

                                               Three months   Three months    Nine Months    Nine months
                                                  ended          ended          ended          ended
                                                last day of    last day of    last day of    last day of
                                               November 1994  November 1995  November 1994  November 1995
                                               -------------  -------------  -------------  -------------
                                               (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)

Net income (loss)                               $  11,405      $  1,185       $  7,225       $ (7,796)

Less:  total accrued preferred dividend

  (55.384 shares x 13.50% x 3/12 yr)                 (187)            -              -              -
  (52.936 shares x 13.50% x 3/12 yr)                    -          (179)             -              -
  (49.672 shares x 11.50% x 4/12 yr)                    -             -           (190)             -
  (55.384 shares x 13.50% x 5/12 yr)                    -             -           (312)             -
  (52.936 shares x 13.50% x 9/12 yr)                    -             -              -           (536)
                                                  -------       -------       --------        -------

Net income (loss) for per share calculation      $ 11,218      $  1,006       $  6,723       $ (8,332)
                                                  =======       =======        =======        =======

Weighted average number of shares
  outstanding                                       4,864         4,861          4,864          4,861
                                                  =======       =======        =======        =======


Net income (loss) per share                      $   2.31      $   0.21       $   1.38       $  (1.71)
                                                  =======       =======        =======        =======
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